EXHIBIT 2.4


               SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


     THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT is dated as of the 14th day of December, 1995 (the "Second Amendment") by and among Foodbrands America, Inc. ("Foodbrands"), TNT Crust, Inc. ("TNT" or the "Company"), and Morgan Stanley Capital Partners III, L.P. for itself and as Agent for Roger LeBreck, MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., BT Investment Partners, Inc., JSS Management Company, Ltd., Horst W. Schroeder, Trustee of the Living Trust of Horst W. Schroeder dated May 24, 1985, or successor trustee, and 780 Partners, a Wisconsin general partnership, shareholders of TNT (hereinafter referred to collectively as the "Shareholders"), with reference to the following circumstances:


A. Foodbrands, TNT and the Shareholders entered into that certain Stock Purchase Agreement dated as of November 22, 1995, as amended by that First Amendment to Stock Purchase Agreement dated as of December 11, 1995 (the "Agreement").

     B. Foodbrands, TNT and the Shareholders mutually desire to further amend the Agreement.

     C. It is to the mutual benefit of Foodbrands, TNT and the Shareholders to further amend the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Foodbrands, TNT and the Shareholders further amend the Agreement as follows:

     1. The Amendment. The Option Cancellation Agreement set forth as Exhibit C to the Agreement is hereby amended by the deletion of Section 2(a)(1) thereof in its entirety and substitution therefore of the following:

               (1)  The Closing Date Payment as defined in
          the Stock Purchase Agreement, but without subtracting the amount of this First Option Payment plus $2,004,596 (the total number of Outstanding Options multiplied by the $21.51 Exercise Price for each option)

     2. The Agreement. The term "Agreement" as used in the Agreement and this Second Amendment shall hereinafter mean the Agreement as further amended by this Second Amendment. The Agreement, as further amended hereby, shall continue in full force and effect and in accordance with the terms thereof.

     3. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin.

     4. Counterparts. This Second Amendment may be executed in one or more counterparts, all of which shall be considered one in the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first above written.


"FOODBRANDS"                       FOODBRANDS AMERICA, INC.


                                   By: /s/ R. Randolph Devening
                                      R. Randolph Devening
                                      Chairman, President and
                                      Chief Executive Officer


"THE COMPANY"                      TNT CRUST, INC.


                                   By: /s/ Roger LeBreck
                                      Roger LeBreck, President


"SHAREHOLDERS"                  MORGAN STANLEY CAPITAL PARTNERS
                                III, L.P. FOR ITSELF AND AS
                                AGENT FOR ROGER LEBRECK, MSCP
                                III 892 INVESTORS, L.P., MORGAN
                                 STANLEY CAPITAL INVESTORS, L.P.,
                                BT INVESTMENT PARTNERS, INC.,
                                JSS MANAGEMENT COMPANY, LTD.,
                                HORST W. SCHROEDER, TRUSTEE OF
                                THE LIVING TRUST OF HORST W.
                                SCHROEDER DATED MAY 24, 1985, OR
                                SUCCESSOR TRUSTEE AND 780
                                PARTNERS, A WISCONSIN GENERAL
                                PARTNERSHIP


                                   By: /s/ Lawrence B. Sorrel
                                      Lawrence B. Sorrel, Vice
                                      President of Morgan Stanley
                                      Capital Partners III, Inc.,
                                      the General Partner of MSCP
                                      III, L.P., its General
                                      Partner